                                    FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Godec                        Dan                           E.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

  108 South Frontage Road West
__________________________________________________________________________
                                (Street)

      Vail                          CO                     81657
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

  May 19, 1999
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

     Vail Banks, Inc. (VAIL)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (  ) DIRECTOR
    (  ) 10% OWNER
    (XX) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)


     President of WestStar Bank
___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

  /x/   FORM FILED BY ONE REPORTING PERSON
  / /   FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |                       |
   | Common Stock       |  17,120       |   D          |                       |
   ============================================================================


TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1. Title of Dirivative | 2. Date        |3. Title and Amount of Securities | 4. Conversion | 5. Owner-   | 6. Nature of Indirect |
   Security (Inst. 4)  |    Exercisable |   Underlying Derivative Security |    or         |    ship     |    Beneficial         |
                       |    and         |   (Inst. 4)                      |    Exercise   |    Form of  |    Ownership          |
                       |    Expiration  |                                  |    Price of   |    Deriv-   |    Inst. 5)           |
                       |    Date        |                                  |    Deri-      |    ative    |                       |
                       |    (Month/Day/ |                                  |    vative     |    Security:|                       |
                       |    Year)       |                                  |    Security   |    Direct   |                       |
                       |---------------------------------------------------|               |    (D) or   |                       |
                       | Date  | Expira-|                      |  Amount   |               |    Indirect |                       |
                       | Exer- | tion   |      Title           |   or      |               |    (I)      |                       |
                       |cisable| Date   |                      |  Number   |               |    (Inst. 5)|                       |
                       |       |        |                      |  of Shares|               |             |                       |
----------------------------------------------------------------------------------------------------------------------------------
                       |       |        |                      |           |               |             |                       |
  Option               | 1/99  | 1/08   |  Common Stock        |  3,750    |    8.54       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/00  | 1/08   |  Common Stock        |  3,750    |    8.54       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/00  | 1/09   |  Common Stock        |  1,200    |   12.25       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/01  | 1/08   |  Common Stock        |  3,750    |    8.54       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/01  | 1/09   |  Common Stock        |  1,200    |   12.25       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/02  | 1/08   |  Common Stock        |  3,750    |    8.54       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/02  | 1/09   |  Common Stock        |  1,200    |   12.25       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/03  | 1/09   |  Common Stock        |  1,200    |   12.25       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
  Option               | 1/04  | 1/09   |  Common Stock        |  1,200    |   12.25       |    D        |                       |
----------------------------------------------------------------------------------------------------------------------------------
                       |       |        |                      |           |               |             |                       |
----------------------------------------------------------------------------------------------------------------------------------

============================================================================

 EXPLANATION OF RESPONSES:

  /s/ Dan Godec                                    June 1, 1999
 _____________________________________           ----------------
     Dan Godec
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).